Exhibit 99.1

RESTORATION HARDWARE, INC. REPORTS SECOND

QUARTER FINANCIAL RESULTS

— Provides Outlook for Third Quarter and Full Year 2007 —

Corte Madera, Calif., August 30, 2007 – Restoration Hardware, Inc. (Nasdaq: RSTO) today announced financial results for the second quarter ended August 4, 2007, which are consistent with the Company’s prior updated guidance.

Net revenue was $183.8 million compared to $179.3 million in the second quarter of 2006. Loss from operations was $5.5 million, or –3.0 percent of revenue, compared to income from operations of $2.1 million, or 1.2 percent of revenue last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $0.2 million compared to $7.4 million in the second quarter of 2006. Net loss per fully diluted share was $0.20 versus net income per fully diluted share of $0.01 in the year ago period.

Gary Friedman, President and Chief Executive Officer, stated, “Our second quarter results reflect the challenging home furnishings environment and weakness in the home building sector. While we are planning for improvement in our operating performance in the second half of the year, we believe a cautious outlook is appropriate given the macro economic pressures impacting our sector. We are continuing to focus on our strategic growth initiatives, which are expected to contribute to a revenue increase of 7% to 9% in the second half of 2007. Additionally, the cumulative effect of reduced catalog production costs, other cost cutting actions and the elimination of headquarters positions we announced in mid-August, will drive profit improvement in the second half. We expect operating income to be in the range of $15 million to $19 million, which compares to $12 million in the second half of last year.”

“Our supply chain initiatives remain on track,” added Mr. Friedman. “In the first half of the year we retrofitted our Furniture Distribution Centers and consolidated our small package direct-to-customer operations. Currently, we are well underway with the installation of a new warehouse management system that will improve order integrity, tracking and productivity. We also recently announced plans for a new Distribution Center next year. The new facility is a pivotal component of our three-year plan to build a world class supply chain, and will ultimately lower our expenses as we move from a third party operation to a fixed cost structure that we can leverage.”

Mr. Friedman concluded, “While we expect the difficult macro economic environment to persist, we believe the strategies we’re implementing and the investments we’re making will enable us to drive sustainable revenue and earnings growth in the second half of 2007 and in the years ahead.”

Outlook

The Company provided the following guidance for the third quarter of fiscal 2007:

•	Total revenues in the range of $183 million to $188 million, an increase of 17% to 20% versus 2006, primarily driven by shifts in the Company’s marketing calendar

•	Operating margins in the range of -3.8 to -2.7 percent

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) of -$1.2 million to $0.8 million

•	Interest expense in the range of $2.5 million to $2.6 million

•	Income tax expense of approximately $0.1 million

•	The weighted average share count is estimated at 39 million shares

•	Inventory increase in the range of 5 to 10 percent over 2006

•	Loss per diluted share in the range of $0.25 to $0.19, including an expected pre-tax charge of $0.01 per share related to headcount reductions at the Company’s corporate headquarters

The Company provided the following guidance for full year 2007:

•	Total revenues in the range of $754 million to $764 million, an increase of 6% to 7% versus 2006

•	Approximately break-even operating margins

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) of $20 million to $24 million

•	Interest expense in the range of $8.7 million to $8.9 million

•	Income tax benefit of $3.3 to $1.7 million, before valuation allowance impact

•	The weighted average share count is estimated at 39 million shares

•	Inventory increase in the range of 5 to 10 percent over 2006

•	Capital expenditures in the range of $13 million to $15 million

•

Loss per diluted share in the range of $0.21 to $0.14, including a pre-tax charge of $0.01 per share related to headcount reductions at the Company’s corporate headquarters, which is expected to be incurred in the third quarter of 2007

Conference Call Information

Restoration Hardware will hold a conference call at 5:00 p.m. eastern time today, August 30, 2007. The call will be hosted by Gary Friedman, Chairman, Chief Executive Officer and President, and Chris Newman, Chief Financial Officer. The conference call will be available through a live audio webcast at www.restorationhardware.com under “investor relations” and www.videonewswire.com/event.asp?id=42048. A replay will be archived on the Restoration Hardware web site the same day beginning at approximately 7:00 p.m. eastern time. The call can also be accessed by dialing 800-862-9098. A telephone replay will be available at 888-567-0045 until September 6, 2007.

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bathware, functional and decorative hardware, gifts and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of August 30, 2007, the Company operated 102 retail stores and eight outlet stores in 30 states, the District of Columbia and Canada.

Non-GAAP Financial Measures

This press release references the following financial measures that are non-GAAP (i) EBITDA of $0.2 million for the second quarter of fiscal 2007, (ii) EBITDA of $7.4 million for second quarter of fiscal 2006, (iii) EBITDA guidance for the third quarter of fiscal 2007 of between -$1.2 million and $0.8 million, (iv) EBITDA guidance for the full year of fiscal 2007 of between $20 million and $24 million and (v) the pre-tax charge of $0.01 per share expected to be incurred in the third quarter of fiscal year 2007 related to headcount reductions.

The Company believes that the use of these non-GAAP financial measures allows management and investors to evaluate and compare the Company’s operating results in a more meaningful and consistent manner. EBITDA is a widely used financial metric to assess cash flow. “EBITDA” consists of earnings before interest, taxes, depreciation and amortization. EBITDA should be considered as a supplement to, and not as a substitute for or superior to, GAAP. The most closely analogous GAAP financial measure to EBITDA is net (loss) income. With respect to the pre-tax charge of $0.01 per share expected to be incurred in the third quarter of fiscal year 2007, the most closely analogous GAAP financial measure is the Company’s projected net (loss) income per share for the third quarter of fiscal year 2007.

A table setting forth a reconciliation of EBITDA to net (loss) income is set forth below (in millions).

	13 weeks ended (Actual)		Q3 13 weeks ending 11/3/07 (Projected)		52 weeks ending 2/2/08 (Projected)
	8/4/07	7/29/06	Low end of range	High end of range	Low end of range	High end of range
Net (loss) income: GAAP	$(7.9)	$0.2	$(9.7)	$(7.6)	$(8.1)	$(5.5)
Add: Interest expense	2.2	1.7	2.6	2.5	8.9	8.7
Add: Income tax expense (benefit)	0.2	0.1	0.1	0.1	(3.3)	(1.7)
Add: Depreciation and amortization expense	5.7	5.4	5.8	5.8	22.5	22.5

Earnings before interest, taxes, depreciation and amortization (EBITDA): Non-GAAP	$0.2	$7.4	$(1.2)	$0.8	$20.0	$24.0

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements concerning or relating to the Company’s anticipated financial results for the third and fourth quarters of 2007 and full fiscal year 2007, statements relating to the planned improvements in the Company’s operating performance in the third and fourth quarters of fiscal year 2007, statements relating to the expected contributions to revenue in the second half of 2007 of the Company’s strategic growth initiatives, statements relating to the expected benefits to the Company’s profit growth in the second half of fiscal 2007 of the Company’s reduced catalog production costs, other cost cutting actions and headcount reductions, statements relating to the expected benefits of the Company’s new warehouse management system, statements relating to the expected benefits of the Company’s new distribution center, and other statements containing words such as “expects” and words of similar import or statements of management’s opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, limitations resulting from restrictive covenants in the

Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended May 5, 2007, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), in Part I, Item 4 thereof (“Controls and Procedures”), and in Part II, Item 1A thereof (“Risk Factors”).

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	13 weeks ended		13 weeks ended
	8/4/07	% of Net Revenue	7/29/06	% of Net Revenue
Net revenues	$183,820	100.0%	$179,343	100.0%
Cost of revenue and occupancy	122,802	66.8%	120,098	67.0%

Gross profit	61,018	33.2%	59,245	33.0%
Selling, general and administrative expense	66,509	36.2%	57,138	31.8%

(Loss) income from operations	(5,491)	(3.0)%	2,107	1.2%
Interest expense, net	(2,236)	(1.2)%	(1,739)	(1.0)%

(Loss) income before income taxes	(7,727)	(4.2)%	368	0.2%
Income tax expense	(196)	(0.1)%	(132)	(0.1)%

Net (loss) income	$(7,923)	(4.3)%	$236	0.1%

(Loss) income per common share, basic	$(0.20)		$0.01

(Loss) income per common share, diluted	$(0.20)		$0.01

Weighted average shares outstanding,
basic	38,798		37,884

diluted	38,798		38,911

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	26 weeks ended		26 weeks ended
	8/4/07	% of Net Revenue	7/29/06	% of Net Revenue
Net revenues	$325,932	100.0%	$312,723	100.0%
Cost of revenue and occupancy	220,440	67.6%	208,593	66.7%

Gross profit	105,492	32.4%	104,130	33.3%
Selling, general and administrative expense	122,906	37.7%	105,491	33.7%

Loss from operations	(17,414)	(5.3)%	(1,361)	(0.4)%
Interest expense, net	(4,235)	(1.3)%	(3,163)	(1.0)%

Loss before income taxes	(21,649)	(6.6)%	(4,524)	(1.4)%
Income tax expense	(32)	(0.0)%	(153)	(0.1)%

Net loss	$(21,681)	(6.6)%	$(4,677)	(1.5)%

Loss per share of common stock, basic and diluted	$(0.56)		$(0.12)

Weighted average shares outstanding, basic and diluted	38,777		37,828

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	8/4/07	2/3/07	7/29/06
ASSETS
Current assets:
Cash and cash equivalents	$2,739	$1,461	$1,084
Accounts receivable	9,378	7,164	9,028
Merchandise inventories	209,764	192,805	181,199
Prepaid expense and other current assets	22,319	18,984	17,351

Total current assets	244,200	220,414	208,662
Property and equipment, net	88,373	87,961	90,054
Goodwill	4,560	4,560	4,560
Deferred tax assets, net	1,961	1,911	—
Other assets	1,626	1,521	1,317

Total assets	$340,720	$316,367	$304,593

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$76,825	$79,340	$70,321
Deferred revenue and customer deposits	15,387	9,556	12,415
Deferred tax liabilities, net	1,494	1,357	—
Other current liabilities	21,183	20,335	16,814

Total current liabilities	114,889	110,588	99,550
Long-term debt, net of debt issuance	106,497	68,384	79,432
Deferred lease incentives	21,195	23,515	25,894
Deferred rent	19,173	19,998	20,029
Other long-term obligations	6,678	1,774	1,037

Total liabilities	268,432	224,259	225,942

Stockholders equity:
Common stock	4	4	4
Additional paid-in capital	180,245	178,176	172,263
Accumulated other comprehensive income	1,446	745	1,130
Accumulated deficit	(109,407)	(86,817)	(94,746)

Total stockholders’ equity	72,288	92,108	78,651

Total liabilities and stockholders’ equity	$340,720	$316,367	$304,593